                           THE BUTTONWOOD FUNDS, INC.
                                DEALER AGREEMENT

                                                              February 14, 2000



Ladies and Gentlemen:

     Janney Montgomery Scott LLC ("Janney"), a Delaware limited liability company, serves as Distributor (the "Distributor") of The Buttonwood Funds, Inc. (collectively, the "Funds", individually, a "Fund"). The Funds are open-end investment companies (or series thereof) registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Funds offer their shares ("Shares") to the public in accordance with the terms and conditions contained in the Prospectus of each Fund. The term "Prospectus" as used herein refers to each prospectus on file with the Securities and Exchange Commission which is part of the registration statement of each Fund under the Securities Act of 1933 (the "Securities Act"). In connection with the foregoing Hornor, Townsend & Kent, Inc. ("HTK") may serve as a participating dealer (and, therefore, accept orders for the purchase or redemption of Shares, respond to shareholder inquiries and perform other related functions) on the following terms and conditions:

     1. Participating Dealer. HTK is hereby designated a Participating Dealer and as such is authorized (i) to accept orders for the purchase of Shares and to transmit to the Funds such orders and the payment made therefore, (ii) to accept orders for the redemption of Shares and to transmit to the Funds such orders and all additional material, including any certificates for Shares, as may be required to complete the redemption and (iii) to assist shareholders with the foregoing and other matters relating to their investments in each Fund, in each case subject to the terms and conditions set forth in the Prospectus of each Fund. HTK is to review each Share purchase or redemption order submitted for completeness and accuracy. HTK further agrees to undertake from time to time certain shareholder servicing activities for customers who have purchased Shares and who use HTK facilities to communicate with the Funds or to effect redemptions or additional purchases of the Shares.

     2. Limitation of Authority. No person is authorized to make any representations concerning the Funds or the Shares except those contained in the Prospectus of each Fund and in such printed information as the Distributor may subsequently prepare. No person is authorized to distribute any sales material relating to any Fund without the prior written approval of the Distributor.

     3. Compensation. As compensation for such services, the Distributor will pay or cause to pay HTK annual fee of up to 0.65% of the Funds" average daily net asset value of all outstanding Shares sold by HTK. The Funds shall have no direct responsibility for any compensation.

     4. Prospectus and Reports. HTK agrees to comply with the provisions contained in the Securities Act governing the distribution of prospectuses to persons to whom Shares are offered. HTK further agrees to deliver, upon the Distributor"s request, copies of any amended Prospectus of the relevant Fund to purchasers whose Shares are being held by HTK as record owner and to deliver to such persons copies of the annual and interim reports and proxy solicitation materials of the Funds. The Distributor agrees to furnish to HTK as many copies of each Prospectus, annual and interim reports and proxy solicitation materials as HTK may reasonably request.

     5. Qualification to Act. HTK represents that it is a member in good standing of National Association of Securities Dealers, Inc. (the "NASD"). Its expulsion or suspension from the NASD will automatically terminate this Agreement on the effective date of such expulsion or suspension. HTK agrees that it will not offer Shares to persons in any jurisdiction in which it may not lawfully make such offer due to the fact that it has not registered under, or are not exempt from, the applicable registration or licensing requirements of such jurisdiction. HTK agrees that in performing the services under this Agreement, it at all times, will comply with the Conduct Rules (formerly the Rules of Fair Practice) of the NASD, including, without limitation, the provisions of Rule 2830 (formerly Section 26) of such Rules. HTK agrees that it will not combine customer orders to reach breakpoints in commission for any purposes whatsoever unless authorized by the then current Prospectus in respect of a particular class of Shares or by the Distributor in writing. HTK also agrees that it will place orders immediately upon its receipt and will not withhold any order so as to profit therefrom. In determining the amount payable to HTK hereunder, the Distributor reserves the right to exclude any sales which it reasonably determines are not made in accordance with the terms of the relevant prospectus and provisions of the Agreement.

     6. Blue Sky. The Funds have registered an indefinite number of Shares under the Securities Act. The Funds intend to make appropriate notice filings in certain states where such filing is required. The Distributor will inform HTK as to the states or other jurisdictions in which it believes the Shares are eligible for sale under the respective securities laws of such states. HTK agrees that it will offer Shares to its customers only in those states where such Shares are eligible to be sold. The Distributor assumes no responsibility or obligation as to HTK"s right to sell Shares in any jurisdiction.

     7. Authority of Fund. Each Fund shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of its Shares, including the right not to accept any order for the purchase of Shares.

     8. Record Keeping. HTK will (i) maintain all records required by law to be kept by it relating to transactions in Shares and, upon request by any Fund, promptly make such of these records available to the Fund as the Fund may reasonably request in connection with its operations and (ii) promptly notify the Fund if it experiences any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

     9. Liability. The Distributor shall be under no liability to HTK except for lack of good faith and for obligations expressly assumed by it hereunder. In carrying out its obligations, HTK agrees to act in good faith and without negligence. Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or HTK of compliance with any provisions of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

     10. Termination. This Agreement may be terminated by either party, without penalty, upon ten days" notice to the other party and shall automatically terminate in the event of its assignment, as defined in the Investment Company Act. This Agreement may also be terminated at any time for any particular Fund without penalty by the vote of a majority of the members of the Board of Directors of such Fund who are not "interested persons" (as such phrase is defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of the Distribution Agreement between such Fund and the Distributor or by the vote of a majority of the outstanding voting securities of the Fund.

     11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     12. Communications. All communications to the Distributor should be sent to the address listed below. Any notice to HTK shall be duly given if mailed or telegraphed to the address specified below.

     Please sign and return to the Distributor both copies of this Agreement to:

                        Janney Montgomery Scott LLC
                        1801 Market Street
                        Philadelphia, Pennsylvania 19103
                        Attn: Charles J. Sullivan


                                                 By: Janney Montgomery Scott LLC

                                                 _______________________________


                                                 _______________________________
                                                 Printed Name

                                                 _______________________________
                                                 Title

Confirmed and accepted:

       Firm Name:_______________________________________________________________

       By:______________________________________________________________________
       Signature

       _________________________________________________________________________
       Printed Name and Title

       Date:____________________________________________________________________

       Address:_________________________________________________________________

               _________________________________________________________________

               _________________________________________________________________

       Clears Through:__________________________________________________________

       Phone No.:_______________________________________________________________



                                      -3-